Exhibit 99.1
ALLIED WORLD REMAINS FULLY COMMITTED TO TERMS OF MERGER
OF EQUALS WITH TRANSATLANTIC
Zug, Switzerland — July 18, 2011 — Allied World Assurance Company Holdings, AG (NYSE: AWH) today affirmed that it remains fully committed to the terms of the merger with Transatlantic Holdings, Inc. (NYSE: TRH), which it believes provides the best value for all shareholders and the best prospects for long-term growth.
Allied World Chairman, President & Chief Executive Officer, Scott Carmilani, stated, “The TransAllied merger provides significant financial and strategic benefits and the best long-term value for shareholders of both of our companies. Our transaction fully satisfies the key strategic goals outlined by Transatlantic with greater certainty. We believe that Validus’ proposal is inferior. It cannot provide Transatlantic’s shareholders with the same value that our merger of equals can. Validus’ unsolicited proposal is an attempt to acquire Transatlantic at a significant discount to book value. In addition, the needed reduction to Transatlantic’s property catastrophe business in the inferior Validus takeover to a level compliant with Transatlantic’s enterprise risk management risk tolerances would lead to limited property catastrophe writing flexibility.”
Allied World noted that both Standard & Poors’ (A excellent) and Moody’s (A2) have made positive indications relating to Allied World’s financial strength ratings, and A.M. Best has affirmed our A “Excellent” financial strength rating.
Mr. Carmilani continued, “The rating agencies have reacted favorably to our superior transaction indicating that Transatlantic’s operating companies’ financial strength ratings will remain unchanged after the transaction. These stronger indicative ratings (as compared to the indicative ratings direction under the Validus proposal) will benefit the combined company. With a month of productive integration planning and Hart-Scott-Rodino clearance already in hand, Transatlantic and Allied World have established considerable momentum together. We look forward to completing our merger.”
Deutsche Bank Securities Inc. is acting as financial advisor and Willkie Farr & Gallagher LLP and Baker & McKenzie are acting as U.S. and Swiss legal counsel, respectively, to Allied World.
About Allied World
Allied World Assurance Company Holdings, AG, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through a global network of offices and branches. All of Allied World’s rated insurance and reinsurance subsidiaries are rated A by A.M. Best Company, A by Standard & Poor’s, and A2 by Moody’s, and our Lloyd’s Syndicate 2232 is rated A+ by Standard & Poor’s and Fitch. Please visit www.awac.com for further information on Allied World.

Additional Information About the Proposed Merger and Where to Find It
This communication relates to a proposed merger between Allied World and Transatlantic. In connection with the proposed merger, Allied World has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that includes a preliminary joint proxy statement/prospectus that provides details of the proposed merger and the attendant benefits and risks. This communication is not a substitute for the joint proxy statement/prospectus or any other document that Allied World or Transatlantic may file with the SEC or send to their shareholders in connection with the proposed merger. Investors and security holders are urged to read the registration statement on Form S-4, including the preliminary joint proxy statement/prospectus, and all other relevant documents filed with the SEC (including the definitive joint proxy statement/prospectus) or sent to shareholders as they become available because they will contain important information about the proposed merger. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain these documents by contacting Allied World’s Corporate Secretary, attn.: Wesley D. Dupont, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, or via e-mail at secretary@awac.com; or by contacting Transatlantic’s Investor Relations department at Transatlantic Holdings, Inc., 80 Pine Street, New York, New York 10005, or via e-mail at investor_relations@transre.com. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.
Participants in the Solicitation
Allied World, Transatlantic and their respective directors and executive officers may be deemed to be participants in any solicitation of proxies in connection with the proposed merger. Information about Allied World’s directors and executive officers is available in Allied World’s proxy statement dated March 17, 2011 for its 2011 Annual Meeting of Shareholders. Information about Transatlantic’s directors and executive officers is available in Transatlantic’s proxy statement dated April 8, 2011 for its 2011 Annual Meeting of Shareholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, may be contained in the definitive joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors should read the definitive joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this communication reflect Allied World’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, these forward-looking statements could be affected by the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to obtain Allied World’s or Transatlantic’s shareholder approval or the failure to satisfy other conditions to completion of the merger, including receipt of regulatory approvals; risks that the proposed transaction disrupts each company’s current plans and operations; the ability to retain key personnel; the ability to recognize the benefits of the merger; the amount of the costs, fees, expenses and charges related to the merger; pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of Allied World’s loss reserves; Allied World or its non-U.S. subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in Allied World’s filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Allied World is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.
Contacts
Media:
Faye Cook
VP, Marketing & Communications
1-441-278-5406
faye.cook@awac.com
Mike Pascale/Allyson Morris
The Abernathy MacGregor Group
1-212-371-5999
mmp@abmac.com/afm@abmac.com
Investors:
Keith J. Lennox
Investor Relations Officer
1-646-794-0750
keith.lennox@awac.com